Exhibit 5.1

March 2, 2026

The Charles Schwab Corporation

3000 Schwab Way

Westlake, TX 76262

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to The Charles Schwab Corporation, a Delaware corporation (“Schwab”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the Securities and Exchange Commission (the “Commission”) on March 2, 2026, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 781,358 shares of common stock, par value $0.01 per share (the “Common Shares”), of Schwab issuable pursuant to certain restricted stock unit awards and performance stock unit awards previously granted under the Amended and Restated Forge Global Holdings, Inc. 2025 Inducement Plan (the “2025 Plan”) and the Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan (the “2022 Plan”) (collectively, the “Forge Awards”). The Forge Awards were converted into corresponding equity awards of Schwab and assumed by Schwab (the “Assumed Awards”) as contemplated by that certain Agreement and Plan of Merger (the

March 2, 2026

“Merger Agreement”), dated as of November 5, 2025, by and among Schwab, Ember-Falcon Merger Sub, Inc., a wholly owned subsidiary of Schwab (“Merger Sub”), and Forge Global Holdings, Inc., a Delaware corporation (“Forge”), pursuant to which Merger Sub merged with and into Forge, with Forge surviving the merger and becoming a wholly owned subsidiary of Schwab.

In connection with the opinion set forth herein, we have examined and relied on originals, or duplicates or certified or conformed copies, identified to our satisfaction, of such documents, corporate records, agreements, certificates, and other instruments and such matters of law, in each case, as we have deemed necessary or appropriate for the purposes of this opinion, including (i) the Registration Statement, (ii) the Merger Agreement, (iii) the Amended and Restated Certificate of Incorporation of Schwab, as in effect as of the date hereof, (iv) the Amended and Restated By-Laws of Schwab, as in effect as of the date hereof, (v) certain resolutions of the Board of Directors of Schwab relating to the approval of the transactions contemplated by the Merger Agreement, including the conversion and assumption of the Assumed Awards, and registration of the Common Shares related to the Assumed Awards, and (vi) a copy of the 2025 Plan and the 2022 Plan. We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of Schwab and certificates or comparable documents of public officials and of officers and representatives of Schwab.

In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity, power and authority of all individuals executing any of the foregoing documents.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Common Shares to be issued by Schwab upon the settlement of the Assumed Awards will be, upon issuance, duly authorized and, when issued, delivered and paid for in accordance with the terms thereof and of the 2025 Plan and 2022 Plan, such Common Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing. We are members of the bar of the State of New York. Schwab is a Delaware corporation, and we have not considered, and we express no opinion as to, any law other than laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions and reported judicial decisions interpreting the foregoing), in each case as in effect on the date hereof.

March 2, 2026

We hereby consent to be named in the Registration Statement contained therein as the attorneys who passed upon the legality of the Common Shares to be issued pursuant to the Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz